Exhibit 28(a)(1)

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “SECURIAN FUNDS TRUST”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF JULY, A.D. 2011, AT 1:37 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5008034 8100	AUTHENTICATION: 8890155
110803596	DATE: 07-08-11
You may verify this certificate online at corp. delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:48 PM 07/08/2011 FILED 01:37 PM 07/08/2011 SRV 110803596 - 5008034 FILE

CERTIFICATE OF TRUST

SECURIAN FUNDS TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code §§ 3801 et seq.) in order to form a statutory trust and set forth the following:

FIRST: The name of the statutory trust formed by the filing of this Certificate of Trust is Securian Funds Trust (the “Statutory Trust”).

SECOND: The business address of the Registered Agent and Registered Office of the Statutory Trust is located at Corporation Trust Center, 1209 North Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of the Registered Agent of the Statutory Trust for service of process at such location is The Corporation Trust Company.

THIRD: This Certificate shall be effective immediately upon filing.

FOURTH: The Statutory Trust will become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of beneficial interests.

FIFTH: Notice of Limitation of Liabilities of Series Pursuant to 12 Del. Code Section 3804(a). Notice is hereby given that the Statutory Trust is a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Statutory Trust shall be enforceable against the assets of such series only, and not against the assets of the Statutory Trust generally or any other series thereof.

SIXTH: The trustees of the Statutory Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned, being the initial trustees of the Statutory Trust, have duly executed this Certificate of Trust, as trustees and not individually, as of this 8th day of July, 2011.

/s/ Dorothy J. Bridges	/s/ Linda L. Henderson
Dorothy J. Bridges	Linda L. Henderson

/s/ William C. Melton
William C. Melton